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Rick's Cabaret International, Inc.
5722 Fairdale Drive
Houston, Texas 77057

Gentlemen:

Pursuant to your request we have read the statements contained in Note 3 to the financial statements included in Form 10-QSB of Rick's Cabaret International, Inc. for the six months ended March 31, 1997. As stated in Note 3, 'the Company changed its method of accounting for preopening costs for new locations from the deferral method to directly expensing the costs in the period in which they are incurred' and 'management believes that the direct expense method is preferable because it does not subject future periods to losses resulting from estimates of future recoverability and more reasonably matches costs with revenues'.

You have requested a letter from us as your independent certified public accountants that you can file with the Securities and Exchange Commission indicating whether or not we believe the aforementioned change in method of accounting is preferable under your particular circumstances. This letter is submitted solely for that purpose.

Based on our reading of the information set forth in the Form 10-QSB of Rick's Cabaret International, Inc. for the six months ended March 31, 1997, we believe
(a) the newly adopted accounting principle is a generally accepted accounting principle, (b) the method of accounting for the effect of the change is in conformity with generally accepted accounting principles, (c) the Company has justified the use of the newly adopted accounting principle on the basis that it is preferable as required by Accounting Principles Board Opinion No. 20 and the Company's justification for the change is reasonable, and (d) there are no unusual circumstances such that the selection and application of the newly adopted accounting principle would make the financial statements taken as a whole misleading. We have not examined any financial statements of Rick's Cabaret International, Inc. as of any date or for any period subsequent to September 30, 1996, nor have we audited the information set forth in Note 3 to Form 10-QSB of Rick's Cabaret International, Inc. for the six months ended March 31, 1997; accordingly, we do not express an opinion concerning the factual information contained therein.

Of the two methods of accounting for pre-opening costs that are acceptable under generally accepted accounting principles, we believe that, under your particular circumstances, the aforementioned change is to a preferable alternative accounting principle.

Very truly yours,

Jackson & Rhodes P.C.

Dallas, Texas
May 12, 1997

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